Exhibit 99.1

PRESS RELEASE
Contact Information:
David R. O’Reilly
Chief Financial Officer
(214) 741-7744
David.OReilly@howardhughes.com

The Howard Hughes Corporation® Reports Second Quarter 2018 Results
Strong Performance Across Three Business Segments and Growth in Stabilized NOI of 6.0% to $308.6 million

Dallas, TX, August 6, 2018 – The Howard Hughes Corporation ® (NYSE: HHC) (the “Company”) announced today operating results for the second quarter ended June 30, 2018. The financial statements, exhibits and reconciliations of non-GAAP measures in the attached Appendix and the Supplemental Information at Exhibit 99.2 provide further details of these results.

Second Quarter 2018 Highlights

•
Net (loss) income attributable to common stockholders decreased to $(5.1) million, or $(0.12) per diluted share, for the three months ended June 30, 2018, as compared to $3.1 million, or $0.07 per diluted share, for the three months ended June 30, 2017. This decrease was largely attributable to the required adoption of new revenue recognition guidance on January 1, 2018, which mandated a change in revenue recognition for our condominiums as further discussed in the Financial Results section below.

•
Total net operating income ("NOI") from operating assets, including our share of NOI from equity investments, was $46.5 million for the three months ended June 30, 2018, an increase of $7.6 million or 19.6% compared to $38.9 million for the three months ended June 30, 2017.

•
Master Planned Communities ("MPC") segment earnings before tax ("EBT") was $46.6 million for the three months ended June 30, 2018, a decrease of $6.5 million or 12.3% compared to the three months ended June 30, 2017. The decrease was largely a result of the timing of land sales at Summerlin, The Woodlands and Bridgeland. Our MPC earnings fluctuate each period given the nature of development and sale of land in these large scale, long-term communities; therefore, we believe full year results are a better measurement of performance than quarterly results. We believe the MPC segment remains on track to meet its annual performance goals and are especially pleased by the continued strong performance of the Summerlin MPC. Summerlin was recently ranked by RCLCO as the third highest selling master planned community, and both Bridgeland and The Woodlands ranked in the top 40 in the country through the first half of the year.

•
Contracted to sell 183 condominiums at Ward Village in the second quarter of 2018, including 165 at 'A'ali'i, our newest building that began making sales to the public in January 2018. 'A'ali'i was 46.3% presold as of June 30, 2018. Excluding 'A'ali'i, 1,339 homes, or 97.0% of the 1,380 residences available for sale at our four residential buildings that are either delivered or under construction, were closed or under contract as of June 30, 2018.

•
Acquired a strategically important, one-acre site at 250 Water Street in the Seaport District for $180.0 million plus closing costs, with a down payment of $53.1 million, and the balance financed under a $129.7 million note payable described further below. The site sits at the entrance to the Seaport District and, when developed, will be a key addition to the ongoing revitalization of the neighborhood.

•	Continued progress at the Seaport District including preparing Pier 17 for its inaugural Rooftop Concert Series and hosting a performance by Carrie Underwood on July 4th.

•
Increased our estimated stabilized NOI by $17.6 million to $308.6 million as of the second quarter of 2018 (which excludes the redevelopment of the Seaport District) due to the commencement of construction on a 312-unit multi-family project in Bridgeland and a 386-unit multi-family project in The Woodlands, the announcement of the imminent development of a new day care facility at Hughes Landing in The Woodlands and NOI increases of various existing operating assets. Our continued growth in estimated stabilized NOI has resulted in a compound annual growth rate of 28.9% over the three years ended June 30, 2018.

“Our results continue to demonstrate the strength of our three business segments across the portfolio. In our Operating Assets segment, we saw our second quarter total NOI grow by $7.6 million, or 19.6%, compared to the second quarter of 2017. Our Strategic Developments segment benefited from the incredible pace of sales at 'A'ali'i in Ward Village. Since launching public sales in January, we have pre-sold approximately half of our 751 homes as of June 30, 2018, and approximately 67% as of July 31, 2018. These results validate the strong demand for innovative residential product in Honolulu. We have increased our estimated stabilized NOI target from $291.0 million to $308.6 million, largely due to the announcement of two new multi-family developments in Houston,” said David R. Weinreb, Chief Executive Officer. “Further, our MPC segment showed improvement over the first quarter, and our third quarter is off to an excellent start with a $69.0 million sale at Summerlin that closed in early July, reflecting the continued demand for residential land in our MPCs. The cash flow from our MPCs, operating assets and condominium sales allows us to self-fund development activities and maintain a low leverage, flexible balance sheet.”

Financial Results

Primarily due to a required change in accounting method as to how we recognize revenue on our condominium projects in our Strategic Developments segment, during the three and six months ended June 30, 2018, our total revenues were $181.0 million and $342.7 million, a decrease of $127.6 million and $197.7 million compared to the same periods in 2017. We adopted the new revenue recognition standard on January 1, 2018, as mandated by the Financial Accounting Standards Board for all public companies. The adoption mandated a change in revenue recognition for our condominium sales from percentage of completion to recognizing revenue and cost of sales for condominiums only after construction is complete and sales to buyers have closed. This change relates only to the timing of revenue recognition and will more closely match the actual cash flows from the sale of units. As a result of this accounting change, condominium revenue will be recognized later than it previously had been and will be lumpier, as revenue will only be recognized as unit sales close. The substantial majority of our closings have occurred at the time of building completion as a result of presales and units sold while construction is underway. The reduction in revenue from this accounting change and lower MPC land sales during the quarter were partially offset by higher hospitality revenues, increased minimum rents, builder price participation and other rental and property revenues.

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share amounts)	2018	2017	2018	2017
Net (loss) income attributable to common stockholders	$(5,088)	$3,120	$(3,614)	$8,779
Basic (loss) income per share	$(0.12)	$0.08	$(0.08)	$0.22
Diluted (loss) income per share	$(0.12)	$0.07	$(0.08)	$0.20

Funds from operations ("FFO")	$22,179	$37,037	$51,845	$46,941
FFO per weighted average diluted share	$0.52	$0.86	$1.20	$1.09

Core FFO	$36,365	$94,525	$80,177	$165,963
Core FFO per weighted average diluted share	$0.85	$2.20	$1.87	$3.85

AFFO	$30,681	$89,677	$69,562	$156,310
AFFO per weighted average diluted share	$0.71	$2.08	$1.62	$3.63

FFO for the three months ended June 30, 2018 decreased $14.9 million, or $0.34 per diluted share, compared to the same period in 2017. The decrease was primarily due to decreased revenues recognized in condominium sales as a result of the adoption of the new revenue recognition standard, which makes the two periods no longer comparable. FFO for the six months ended June 30, 2018 increased $4.9 million, or $0.11 per diluted share, compared to the same period in 2017. The increase was primarily due to (i) the absence of the 2017 loss on both the redemption of senior notes due in 2021 and warrant liability and (ii) a decrease in the provision for income taxes provided by the Tax Cuts and Jobs Act of 2017, offset by the $32.2 million gain in 2017 on the sale of 36 acres of undeveloped land at The Elk Grove Collection. There were no asset dispositions in the second quarter of 2018.

Core FFO for the three and six months ended June 30, 2018 decreased $58.2 million and $85.8 million, or $1.35 and $1.98 per diluted share, respectively, compared to the same periods in 2017. The decreases were primarily due to decreased revenues in condominium sales as a result of the adoption of the new revenue recognition standard and decreased EBT at our MPC segment, largely driven by the timing of land sales, as discussed above.

Adjusted FFO (“AFFO”), our Core FFO adjusted to exclude recurring capital improvements and leasing commissions, decreased $59.0 million and $86.7 million, or $1.37 and $2.01 per diluted share, for the three and six months ended June 30, 2018 compared to the same periods in 2017 primarily due to the items mentioned in the FFO and Core FFO discussions above. Please reference FFO, Core FFO and AFFO as defined and reconciled to the closest GAAP measure in the Appendix to this release and the reasons why we believe these non-GAAP measures are meaningful to investors and a better indication of our overall performance.

Business Segment Operating Results

Master Planned Communities

Our MPC revenues fluctuate each quarter given the nature of development and sale of land in these large scale, long-term communities; therefore, we believe full year results are a better measurement of performance than quarterly results.

During the three and six months ended June 30, 2018, our MPC segment earnings before tax were $46.6 million and $83.4 million compared to $53.1 million and $97.3 million during the same periods of 2017, decreases of 12.3% and 14.1%, respectively. The primary drivers of these changes are discussed below.

For the three months ended June 30, 2018, the decrease was driven by the timing of land sales in Summerlin, Bridgeland and The Woodlands, as well as by less deferred revenue recognized in Summerlin compared to the previous period. These decreases were partially offset by an increase in Builder Price Participation revenue earned on home closings in Summerlin and strong sales at The Summit and The Woodlands Hills.

The decrease in EBT for the six months ended June 30, 2018 was primarily attributable to the timing of lot sales, coupled with deferred revenue and an easement sale recorded in 2017 that did not recur in 2018. These decreases were offset by an increase in equity in earnings of The Summit joint venture and increased lot sales at The Woodlands Hills, which commenced sales in the fourth quarter of 2017.
Operating Assets
In our Operating Assets segment, we increased NOI, including our share of NOI from equity investees and excluding properties sold or in redevelopment, by $7.6 million and $10.2 million, or 19.6% and 12.2%, to $46.5 million and $93.6 million in the three and six months ended June 30, 2018, respectively, compared to the same periods of 2017. For the three and six months ended June 30, 2018, these increases were driven by NOI increases of $3.5 million and $8.4 million, respectively, at our retail, office and multi-family properties, mainly as a result of continued stabilization and increased occupancy at several of these assets. Increases in Hospitality NOI of $2.0 million and $4.0 million, respectively, mainly as a result of conference and food and beverage revenue and bolstered by strong occupancy of 70.3%, further contributed to the overall increase in NOI.
Strategic Developments

In our Strategic Developments segment, we experienced another successful quarter, including robust sales of condominium units at Ward Village, continued progress throughout the development portfolio and the acquisition of a new property in the Seaport District. We acquired 250 Water Street, a one-acre parking lot at the gateway of the Seaport District adjacent to our holdings, on June 8, 2018, in order to take advantage of the value we are creating at the Seaport District.

In the Seaport District, we announced, in partnership with our booking partner Live Nation Entertainment, Inc., the full artist lineup for the inaugural Pier 17 Rooftop Concert Series. The Rooftop Concert Series will introduce patrons to the first-of-its-kind Pier 17 venue, with a lineup that features a diverse roster of performers from various genres. We kicked off the Pier 17 Rooftop Concert Series on August 1 with a performance by Amy Schumer & Friends. The Rooftop Concert Series demonstrates our execution of the planned strategy for the Seaport District. In advance of the Rooftop Concert Series, country superstar Carrie Underwood performed in Spotify’s inaugural Hot Country Live concert at The Rooftop at Pier 17 on July 4th. Chart-topping country music duo Dan + Shay opened the event. As a complement to the Rooftop Concert Series, our summer activations, including the vibrant Heineken Riverdeck that opened earlier this summer and has been attracting thousands of locals to the district, highlight the Seaport as a destination offering a unique combination of food, entertainment and culture.

In Ward Village, our newest tower to launch sales, 'A'ali'i, was nearly 50% presold as of June 30, 2018 and approximately 67% presold as of July 31, 2018. 'A'ali'i launched public sales in January 2018 and demonstrates the continued strong demand for condominiums at Ward Village. Construction of this tower is expected to begin later this year. On May 9, 2018, we celebrated the opening of Whole Foods Market's Honolulu flagship store at Ward Village. The store is the largest Whole Foods Market in the state, and the opening marks an important event in the development of our dynamic neighborhood. June marked the opening of pioneering chef Peter Merriman's newest Oahu restaurant, Merriman's, in the ground floor of our Anaha tower, bringing a delicious new option for Hawai‘i Regional Cuisine to Ward Village.

Despite strong sales activity and retail openings, segment EBT decreased $44.0 million and $96.4 million for the three and six months ended June 30, 2018, respectively, compared to the same periods in prior year. A change in accounting methods discussed further below contributed to the decreases and makes the periods not comparable. A $13.4 million charge for future window repairs at our Waiea condominium tower also contributed to the decrease in EBT. This charge represents the Company's current best estimate of total costs to complete the repairs. While we expect to recover these costs in future periods, we will not recognize any recovery until the amount can be estimated and is considered probable for financial reporting purposes.

Due to the change in accounting methods for revenue recognition of condominium sales previously discussed, for the current quarter, we reported revenues of $20.9 million from condominium rights and unit sales only for homes that actually closed escrow at the two delivered buildings (Waiea and Anaha) in Ward Village. For the comparable period in 2017, we reported revenue on a percentage of completion basis at Ward Village of $148.2 million. Due to the change in accounting methods, the two quarters are not comparable. From inception through July 31, 2018, we have closed on the sales of a total of 476 units to residents.

On June 14, 2018, we celebrated the ground breaking of 110 North Wacker, the trophy-class office tower set along the Chicago River in the heart of Chicago's Central Business district. The project will result in Chicago's tallest new office building to be constructed in the last three decades, which is already more than thirty percent pre-leased to Bank of America. On April 30, 2018, we and our joint venture partners closed on a $494.5 million construction loan for the project. At loan closing, we received a $52.2 million cash distribution from the venture, which we will reinvest over future periods to meet our remaining equity commitment of approximately $42.7 million.

Balance Sheet Second Quarter Activity and Subsequent Events

On July 27, 2018, the Company closed on a $34.2 million construction loan for Bridgeland Apartments, initially bearing interest at one-month LIBOR plus 2.25% with an initial maturity date of July 27, 2022 and one, one-year extension option.

On July 20, 2018, the Company closed on a $51.2 million loan for Summerlin Ballpark, bearing interest at 4.92% with a maturity date of December 15, 2039.

As of June 30, 2018, our total consolidated debt equaled approximately 44.0% of our total assets and our leverage ratio (debt to enterprise value, as defined in the Supplemental Information) was 37.6%. We believe our low leverage, with a focus on project-specific financing, reduces our exposure to potential downturns and provides us with the ability to evaluate new opportunities.
As of June 30, 2018, we have $606.7 million of cash and cash equivalents. Our liquidity was further enhanced during the quarter by obtaining approximately $494.5 million in limited-recourse construction financings.
On June 8, 2018, the Company closed on a $129.7 million mortgage loan with the seller for 250 Water Street, a one-acre parking lot in the Seaport District. The loan has an initial interest-free term of six months with an initial maturity date of December 8, 2018, and three, six-month extension options at a rate of 6.00%. The second and third extension options each require a $30.0 million pay down.

On April 30, 2018, the Company closed on a $494.5 million construction loan for 110 North Wacker. The loan initially bears interest at LIBOR plus 3.00% and steps up or down based on various leasing thresholds. The Company also secured an equity partner for 63.7% of the equity capital for the project with a total equity commitment of $169.6 million. At closing, the Company received a cash distribution of $52.2 million from the venture.

On April 13, 2018, the Company repaid the $11.8 million loan for Lakeland Village Center at Bridgeland.

About The Howard Hughes Corporation®

The Howard Hughes Corporation owns, manages and develops commercial, residential and mixed-use real estate throughout the U.S. Our properties include master planned communities, operating properties, development opportunities and other unique assets spanning 14 states from New York to Hawai‘i. The Howard Hughes Corporation is traded on the New York Stock Exchange under HHC with major offices in New York, Columbia, MD, Dallas, Houston, Las Vegas and Honolulu. For additional information about HHC, visit www.howardhughes.com or find us on Facebook, Twitter, Instagram, and LinkedIn.

Safe Harbor Statement

We may make forward-looking statements in this press release and in other reports and presentations that we file or furnish with the Securities and Exchange Commission. In addition, our management may make forward-looking statements orally to analysts, investors, creditors, the media and others. Forward-looking statements include:

•	budgeted costs, future lot sales and estimates of NOI and EBT;

•	capital required for our operations and development opportunities for the properties in our Operating Assets and Strategic Developments segments;

•	expected commencement and completion for property developments and timing of sales or rentals of certain properties;

•	expected performance of our MPC segment and other current income producing properties;

•	transactions related to our non-core assets;

•	the performance and our operational success at our Seaport District;

•	forecasts of our future economic performance; and

•	future liquidity, development opportunities, development spending and management plans.

These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance and achievements to materially differ from any future results, performance and achievements expressed or implied by such forward-looking statements. These risk factors are described in our Annual Report on Form 10-K, which has been filed with the Securities and Exchange Commission on February 26, 2018. Any factor could, by itself, or together with one or more other factors, adversely affect our business, results of operations or financial condition. There may be other factors currently unknown to us that we have not described in our Annual Report that could cause results to differ from our expectations. These forward-looking statements present our estimates and assumptions as of the date of this press release. Except as may be required by law, we undertake no obligation to modify or revise any forward-looking statements to reflect events or circumstances occurring after the date of this release.

Our Financial Presentation

As discussed throughout this release, we use certain non-GAAP performance measures, in addition to the required GAAP presentations, as we believe these measures improve the understanding of our operational results and make comparisons of operating results among peer companies more meaningful. Management continually evaluates the usefulness, relevance, limitations and calculation of the Company’s reported non-GAAP performance measures to determine how best to provide relevant information to the public, and thus such reported measures could change. The non-GAAP financial measures used throughout this release are Net operating income, Funds from operations, Core funds from operations, and Adjusted funds from operations. We provide a more detailed discussion about these non-GAAP measures in our reconciliation of non-GAAP measures provided in this earnings release.

THE HOWARD HUGHES CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share amounts)	2018	2017	2018	2017
Revenues:
Condominium rights and unit sales	$20,885	$148,211	$31,722	$228,356
Master Planned Communities land sales	52,432	69,144	98,997	122,625
Minimum rents	50,509	45,073	99,912	91,399
Tenant recoveries	12,250	11,642	25,002	23,041
Hospitality revenues	22,569	19,703	45,630	39,414
Builder price participation	5,628	4,480	10,709	9,141
Other land revenues	4,712	4,463	8,843	15,045
Other rental and property revenues	12,020	5,923	21,869	11,380
Total revenues	181,005	308,639	342,684	540,401

Expenses:
Condominium rights and unit cost of sales	28,816	106,195	35,545	166,678
Master Planned Communities cost of sales	26,383	33,376	52,426	59,245
Master Planned Communities operations	10,587	7,307	20,912	16,701
Other property operating costs	25,730	20,291	48,905	38,799
Rental property real estate taxes	7,502	6,550	15,629	14,087
Rental property maintenance costs	3,951	3,608	7,148	6,636
Hospitality operating costs	15,417	14,164	30,984	28,009
Provision for doubtful accounts	1,359	745	2,135	1,280
Demolition costs	6,660	63	13,331	128
Development-related marketing costs	7,188	4,716	13,266	8,921
General and administrative	26,886	22,944	51,150	41,061
Depreciation and amortization	29,087	34,770	57,275	60,294
Total expenses	189,566	254,729	348,706	441,839

Operating (loss) income before other items	(8,561)	53,910	(6,022)	98,562

Other:
Gains on sales of properties	—	—	—	32,215
Other income, net	266	223	266	910
Total other	266	223	266	33,125

Operating (loss) income	(8,295)	54,133	(5,756)	131,687

Interest income	2,603	785	4,679	1,407
Interest expense	(18,903)	(14,448)	(35,512)	(32,306)
Loss on redemption of senior notes due 2021	—	—	—	(46,410)
Warrant liability loss	—	(30,881)	—	(43,443)
Gain on acquisition of joint venture partner's interest	—	—	—	5,490
Equity in earnings from real estate and other affiliates	16,299	9,834	30,685	18,354
(Loss) income before taxes	(8,296)	19,423	(5,904)	34,779
(Benefit) provision for income taxes	(2,417)	16,303	(1,859)	26,000
Net (loss) income	(5,879)	3,120	(4,045)	8,779
Net loss attributable to noncontrolling interests	791	—	431	—
Net (loss) income attributable to common stockholders	$(5,088)	$3,120	$(3,614)	$8,779

Basic (loss) income per share:	$(0.12)	$0.08	$(0.08)	$0.22

Diluted (loss) income per share:	$(0.12)	$0.07	$(0.08)	$0.20

THE HOWARD HUGHES CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED

	June 30,	December 31,
(In thousands, except shares and par value amounts)	2018	2017
Assets:
Investment in real estate:
Master Planned Communities assets	$1,640,298	$1,642,278
Buildings and equipment	2,390,097	2,238,617
Less: accumulated depreciation	(341,599)	(321,882)
Land	273,444	277,932
Developments	1,739,787	1,196,582
Net property and equipment	5,702,027	5,033,527
Investment in real estate and other affiliates	99,444	76,593
Net investment in real estate	5,801,471	5,110,120
Cash and cash equivalents	606,715	861,059
Restricted cash	129,654	103,241
Accounts receivable, net	13,471	13,041
Municipal Utility District receivables, net	222,857	184,811
Notes receivable, net	4,085	5,864
Deferred expenses, net	93,319	80,901
Prepaid expenses and other assets, net	262,125	370,027
Total assets	$7,133,697	$6,729,064

Liabilities:
Mortgages, notes and loans payable, net	$3,137,773	$2,857,945
Deferred tax liabilities	141,799	160,850
Accounts payable and accrued expenses	703,514	521,718
Total liabilities	3,983,086	3,540,513

Equity:
Preferred stock: $.01 par value; 50,000,000 shares authorized, none issued	—	—
Common stock: $.01 par value; 150,000,000 shares authorized, 43,545,778 shares issued and 43,040,485 outstanding as of June 30, 2018 and 43,300,253 shares issued and 43,270,880 outstanding as of December 31, 2017	436	433
Additional paid-in capital	3,314,197	3,302,502
Accumulated deficit	(180,967)	(109,508)
Accumulated other comprehensive income (loss)	2,515	(6,965)
Treasury stock, at cost, 505,293 and 29,373 shares as of June 30, 2018 and December 31, 2017, respectively	(60,743)	(3,476)
Total Stockholders' equity	3,075,438	3,182,986
Noncontrolling interests	75,173	5,565
Total equity	3,150,611	3,188,551
Total liabilities and equity	$7,133,697	$6,729,064

Appendix – Reconciliations of Non-GAAP Measures

As of and for the Three and Six Months Ended June 30, 2018

We use certain non-GAAP performance measures, in addition to the required GAAP presentations, as we believe these measures improve the understanding of our operational results and make comparisons of operating results among peer companies more meaningful. Management continually evaluates the usefulness, relevance, limitations, and calculation of the Company’s reported non-GAAP performance measures to determine how best to provide relevant information to the public, and thus such reported measures could change. The non-GAAP financial measures used herein are Net operating income (“NOI”), Funds from operations (“FFO”), Core funds from operations (“Core FFO”), and Adjusted funds from operations (“AFFO”).

Because our three segments, Master Planned Communities, Operating Assets and Strategic Developments, are managed separately, we use different operating measures to assess operating results and allocate resources among these three segments. The one common operating measure used to assess operating results for our business segments is earnings before tax ("EBT"). EBT, as it relates to each business segment, represents the revenues less expenses of each segment, including interest income, interest expense and Equity in earnings of real estate and other affiliates. EBT excludes corporate expenses and other items that are not allocable to the segments. We present EBT because we use this measure, among others, internally to assess the core operating performance of our assets. However, EBT should not be considered as an alternative to GAAP net income.

	Three Months Ended June 30,
	2018	2017	$ Change	2018	2017	$ Change	2018	2017	$ Change	2018	2017	$ Change
(In thousands)	Operating			MPC			Strategic			Consolidated
Total revenues	$93,223	$81,878	$11,345	$62,765	$78,076	$(15,311)	$25,017	$148,685	$(123,668)	$181,005	$308,639	$(127,634)
Total operating expenses	44,586	42,466	(2,120)	37,003	40,683	3,680	38,156	109,087	70,931	119,745	192,236	72,491
Segment operating income (loss)	48,637	39,412	9,225	25,762	37,393	(11,631)	(13,139)	39,598	(52,737)	61,260	116,403	(55,143)
Depreciation and amortization	(25,688)	(32,244)	6,556	(85)	(79)	(6)	(1,113)	(491)	(622)	(26,886)	(32,814)	5,928
Interest (expense) income, net	(17,308)	(15,540)	(1,768)	6,808	5,990	818	6,417	6,734	(317)	(4,083)	(2,816)	(1,267)
Equity in earnings (loss) from real estate and other affiliates	(1,001)	37	(1,038)	14,100	9,792	4,308	3,200	5	3,195	16,299	9,834	6,465
Segment EBT	$4,640	$(8,335)	$12,975	$46,585	$53,096	$(6,511)	$(4,635)	$45,846	$(50,481)	$46,590	$90,607	$(44,017)

					Corporate expenses and other items					52,469	87,487	35,018
					Net (loss) income					$(5,879)	$3,120	$(8,999)
					Net loss attributable to noncontrolling interests					791	—	(791)
					Net (loss) income attributable to common stockholders					$(5,088)	$3,120	$(8,208)

	Six Months Ended June 30,
	2018	2017	$ Change	2018	2017	$ Change	2018	2017	$ Change	2018	2017	$ Change
(In thousands)	Operating			MPC			Strategic			Consolidated
Total revenues	$184,481	$163,965	$20,516	$118,530	$146,782	$(28,252)	$39,673	$229,654	$(189,981)	$342,684	$540,401	$(197,717)
Total operating expenses	89,390	82,042	(7,348)	73,371	75,948	2,577	50,923	173,444	122,521	213,684	331,434	117,750
Segment operating income (loss)	95,091	81,923	13,168	45,159	70,834	(25,675)	(11,250)	56,210	(67,460)	129,000	208,967	(79,967)
Depreciation and amortization	(50,861)	(55,033)	4,172	(166)	(171)	5	(2,178)	(1,159)	(1,019)	(53,205)	(56,363)	3,158
Interest (expense) income, net	(33,995)	(30,064)	(3,931)	13,200	11,547	1,653	13,941	11,338	2,603	(6,854)	(7,179)	325
Equity in earnings (loss) from real estate and other affiliates	1,585	3,422	(1,837)	25,228	15,072	10,156	3,872	(140)	4,012	30,685	18,354	12,331
Gains on sales of properties	—	—	—	—	—	—	—	32,215	(32,215)	—	32,215	(32,215)
Segment EBT	$11,820	$248	$11,572	$83,421	$97,282	$(13,861)	$4,385	$98,464	$(94,079)	$99,626	$195,994	$(96,368)

					Corporate expenses and other items					103,671	187,215	83,544
					Net (loss) income					$(4,045)	$8,779	$(12,824)
					Net loss attributable to noncontrolling interests					431	—	(431)
					Net (loss) income attributable to common stockholders					$(3,614)	$8,779	$(12,393)

NOI

We believe that NOI is a useful supplemental measure of the performance of our Operating Assets portfolio because it provides a performance measure that, when compared year over year, reflects the revenues and expenses directly associated with owning and operating real estate properties and the impact on operations from trends in rental and occupancy rates and operating costs. We define NOI as operating revenues (rental income, tenant recoveries and other revenue) less operating expenses (real estate taxes, repairs and maintenance, marketing and other property expenses, including our share of NOI from equity investees). NOI excludes straight-line rents and amortization of tenant incentives, net interest expense, ground rent amortization, demolition costs, amortization, depreciation, and development-related marketing. All management fees have been eliminated for all internally-managed properties. We use NOI to evaluate our operating performance on a property-by-property basis because NOI allows us to evaluate the impact that factors, which vary by property, such as lease structure, lease rates and tenant base have on our operating results, gross margins and investment returns. Variances between years in NOI typically result from changes in rental rates, occupancy, tenant mix and operating expenses. Although we believe that NOI provides useful information to investors about the performance of our Operating Assets, due to the exclusions noted above, NOI should only be used as an additional measure of the financial performance of the assets of this segment of our business and not as an alternative to GAAP net income (loss). For reference, and as an aid in understanding our computation of NOI, a reconciliation of Operating Assets EBT to Operating Assets NOI has been presented in the table below.

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2018	2017	2018	2017
Total Operating Assets segment EBT (a)	$4,640	$(8,335)	$11,820	$248

Add Back:
Depreciation and amortization	25,688	32,244	50,861	55,033
Interest expense (income), net	17,308	15,540	33,995	30,064
Equity in earnings (loss) from real estate and other affiliates	1,001	(37)	(1,585)	(3,422)
Straight-line rent revenue	(2,867)	(1,816)	(5,918)	(3,777)
Other	63	15	(274)	42
Total Operating Assets NOI - Consolidated	45,833	37,611	88,899	78,188

Dispositions:
Cottonwood Square	—	(161)	—	(335)
Park West	—	39	—	53
Total Operating Asset Dispositions NOI	—	(122)	—	(282)

Consolidated Operating Assets NOI excluding properties sold or in redevelopment	$45,833	$37,489	$88,899	$77,906

Company's Share NOI - Equity investees	664	1,385	1,239	2,131

Distributions from Summerlin Hospital Investment	—	—	3,435	3,383

Total NOI	$46,497	$38,874	$93,573	$83,420

(a) EBT excludes corporate expenses and other items that are not allocable to the segments. Prior periods have been adjusted to be consistent with current year presentation.

FFO, Core FFO, and Adjusted FFO (AFFO)

FFO is defined by the National Association of Real Estate Investment Trusts (NAREIT) as net income calculated in accordance with GAAP, excluding gains or losses from real estate dispositions, plus real estate depreciation and amortization and impairment charges (which we believe are not indicative of the performance of our operating portfolio). We calculate FFO in accordance with NAREIT’s definition. Since FFO excludes depreciation and amortization and gains and losses from depreciable property dispositions, and impairments, it can provide a performance measure that, when compared year over year, reflects the impact on operations from trends in land sales prices, occupancy rates, rental rates, operating costs, acquisition and development activities, and financing costs. This provides a perspective of our financial performance not immediately apparent from net income determined in accordance with GAAP. Core FFO is calculated by adjusting FFO to exclude the impact of certain non-cash and/or nonrecurring income and expense items, as set forth in the calculation below. These items can vary greatly from period to period, depending upon the volume of our acquisition activity and debt retirements, among other factors. We believe that by excluding these items, Core FFO serves as a useful, supplementary measure of the ongoing operating performance of our core operations, and we believe it is used by investors in a similar manner. Finally, AFFO adjusts our Core FFO operating measure to deduct cash spent on recurring tenant improvements and capital expenditures of a routine nature as well as leasing commissions to present an adjusted measure of Core FFO. Core FFO and AFFO are non-GAAP and non-standardized measures and may be calculated differently by other peer companies.

While FFO, Core FFO, AFFO and NOI are relevant and widely used measures of operating performance of real estate companies, they do not represent cash flows from operations or net income as defined by GAAP and should not be considered an alternative to those measures in evaluating our liquidity or operating performance. FFO, Core FFO, AFFO and NOI do not purport to be indicative of cash available to fund our future cash requirements. Further, our computations of FFO, Core FFO, AFFO and NOI may not be comparable to those reported by other real estate companies. We have included a reconciliation of FFO, Core FFO and AFFO to GAAP net income below. Non-GAAP financial measures should not be considered independently, or as a substitute, for financial information presented in accordance with GAAP.

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2018	2017	2018	2017
Net (loss) income attributable to common shareholders	$(5,088)	$3,120	$(3,614)	$8,779
Add:
Segment real estate related depreciation and amortization	26,886	32,814	53,205	56,363
Gains on sales of properties	—	—	—	(32,215)
Income tax expense (benefit) adjustments - deferred
Gains on sales of properties	—	—	—	12,081
Reconciling items related to noncontrolling interests	(791)	—	(431)	—
Our share of the above reconciling items included in earnings from unconsolidated joint ventures	1,172	1,103	2,685	1,933
FFO	$22,179	$37,037	$51,845	$46,941

Adjustments to arrive at Core FFO:
Acquisition expenses	$—	$—	$—	$32
Loss on redemption of senior notes due 2021	—	—	—	46,410
Gain on acquisition of joint venture partner's interest	—	—	—	(5,490)
Warrant loss	—	30,881	—	43,443
Severance expenses	63	630	281	1,458
Non-real estate related depreciation and amortization	2,201	1,956	4,070	3,931
Straight-line amortization	(3,088)	1,816	(6,428)	3,777
Deferred income tax expense (benefit)	(1,170)	15,576	(924)	12,383
Non-cash fair value adjustments related to hedging instruments	(652)	133	(868)	331
Share based compensation	2,828	1,501	5,354	3,407
Other non-recurring expenses (development related marketing and demolition costs)	13,848	4,779	26,597	9,049
Our share of the above reconciling items included in earnings from unconsolidated joint ventures	156	216	250	291
Core FFO	$36,365	$94,525	$80,177	$165,963

Adjustments to arrive at AFFO:
Tenant and capital improvements	$(4,633)	$(4,245)	$(9,165)	$(8,967)
Leasing Commissions	(1,051)	(603)	(1,450)	(686)
AFFO	$30,681	$89,677	$69,562	$156,310

FFO per diluted share value	$0.52	$0.86	$1.20	$1.09

Core FFO per diluted share value	$0.85	$2.20	$1.87	$3.85

AFFO per diluted share value	$0.71	$2.08	$1.62	$3.63